As filed with Securities and Exchange Commission on February 10, 2011
SEC File No.: 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under the Securities Act of 1933

DESERT HAWK GOLD CORP.
(Exact name of registrant as specified in its charter)

Nevada	82-0230997
State or other jurisdiction of incorporation or organization	I.R.S. Employer I.D. No.

7723 North Morton Street Spokane, WA	99208
(Address of Principal Executive Offices)	(Zip Code)

Desert Hawk Gold Corp.  2008 Stock Option/Stock Issuance Plan, as amended February 28, 2010
(Full titles of the plan)

Robert E. Jorgensen
8921 N. Indian Trail Road
Suite 288
Spokane, WA 99208
(Name and address of agent for service)

Telephone number, including area code, of agent for service:  (509) 434-8161

Copies to:
Ronald N. Vance
Attorney at Law
1656 Reunion Avenue
Suite 250
South Jordan, UT  84095
Telephone (801) 446-8802
FAX (801) 446-8803

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.   (Check one):

Large Accelerated Filer ☐	Accelerated Filer ☐
Non-Accelerated Filer ☐	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, Par Value $.001	2,413,333	$0.70	$1,689,333	$197

(1) This Registration Statement shall also cover any additional shares of the Registrant’s common stock in respect to the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of the Registrant’s common stock.
(2) This calculation is made solely for the purposes of determining the registration fee pursuant to the provisions of Rule 457(h) under the Securities Act.

PART I
Information Required in the Section 10(a) Prospectus

Item 1. Plan Information

The documents containing the information specified in Part I, Items 1 and 2, will be delivered to each of the participants in accordance with Form S-8 and Rule 428 promulgated under the Securities Act of 1933.

Item 2. Registrant Information and Employee Plan Annual Information

The officers, directors, employees, consultants and advisors participating in the Desert Hawk Gold Corp. 2008 Stock Option/Stock Issuance Plan and recipients of the option or share grants shall be provided a written statement notifying them that upon written or oral request they will be provided, without charge, (i) the documents incorporated by reference in Item 3 of Part II of this registration statement, and (ii) other documents required to be delivered pursuant to Rule 428(b).  The statement will inform the participants that these documents are incorporated by reference in the Section 10(a) prospectus directed in writing or orally to the Registrant’s CEO at 8921 N. Indian Trail Road, Suite 288, Spokane, WA 99208, telephone number (509) 434-8161.

PART II
Information Required in the Registration Statement

Item 3.  Incorporation of Documents by Reference

Desert Hawk Gold Corp. (the “Registrant”) hereby incorporates into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

(a)	Form S-1 Registration Statement filed with the Commission on September 30, 2010 and declared effective on January 26, 2011.

(b)	None.

(c)           The class of securities to be offered has not been registered under Section 12 of the Exchange Act.

All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents, except as to specific sections of such statements as set forth therein.

Item 4.  Description of Securities

The Registrant is authorized to issue up to 100,000,000 shares of common stock, par value $.001 per share.  All common shares are equal to each other with respect to voting, and dividend rights, and, are equal to each other with respect to liquidation rights.  Special meetings of the shareholders may be called by the Chairman or the CEO and by the Secretary upon the request of a majority of the Board of Directors or the holders of not less than one-tenth of all the shares entitled to vote at the meeting.  Holders of shares of common stock are entitled to one vote at any meeting of the shareholders for each share of common stock they own as of the record date fixed by the Board of Directors.  At any meeting of shareholders, one-third of the outstanding shares of capital stock entitled to vote, represented in person or by proxy, constitutes a quorum.  A vote of the majority of the shares represented at a meeting will govern, even if this is substantially less than a majority of the shares outstanding.  Subject to the rights granted to the holders of our preferred stock, holders of common shares are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor, and upon liquidation are entitled to participate pro rata in a distribution of assets available for such a distribution to shareholders.  There are no conversion, sinking fund, redemption, preemptive or other subscription rights or privileges with respect to any common shares.

Directors are elected by a plurality of votes, which means that the persons receiving the greatest number of votes as directors for the number of directors to be elected at the meeting are elected to serve as directors, whether or not the number of votes cast represents a majority of the votes present at the meeting.  The common shares do not have cumulative voting rights, which would permit a shareholder to multiply the number of shares he owns by the number of directors to be elected and to distribute those votes among the candidates in any manner he wishes.

Item 5.  Interest of Named Experts and Counsel

None

Item 6.  Indemnification of Directors and Officers

Nevada law expressly authorizes a Nevada corporation to indemnify its directors, officers, employees, and agents against liabilities arising out of such persons’ conduct as directors, officers, employees, or agents if they acted in good faith, in a manner they reasonably believed to be in or not opposed to the best interests of the company, and, in the case of criminal proceedings, if they had no reasonable cause to believe their conduct was unlawful.  Generally, indemnification for such persons is mandatory if such person was successful, on the merits or otherwise, in the defense of any such proceeding, or in the defense of any claim, issue, or matter in the proceeding.  In addition, as provided in the articles of incorporation, bylaws, or an agreement, the corporation may pay for or reimburse the reasonable expenses incurred by such a person who is a party to a proceeding in advance of final disposition if such person furnishes to the corporation an undertaking to repay such expenses if it is ultimately determined that he did not meet the requirements.  In order to provide indemnification, unless ordered by a court, the corporation must determine that the person meets the requirements for indemnification.  Such determination must be made by a majority of disinterested directors; by independent legal counsel; or by a majority of the shareholders.

Article IX of our Amended and Restated Articles of Incorporation and VIII of our Bylaws provide that the corporation shall indemnify its directors, officers, and agents to the full extent permitted by the laws of the State of Nevada.  Our employment agreements with Robert E. Jorgensen, our Chief Executive Officer, and Rick Havenstrite, our President, also provide for mandatory indemnification.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of our company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 7.  Exemption from Registration Claimed

Not Applicable

Item 8.  Exhibits

Exhibit		Incorporated by Reference				Filed
Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Herewith
4.1	Form of Common Stock Certificate	S-1	333-169701	4.1	9/30/2010
4.2	2010 Stock Option/Stock Issuance Plan	S-1	333-169701	4.3 & 10.2	9/30/2011

Exhibit		Incorporated by Reference				Filed
Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Herewith
4.3	Articles of Incorporation, as amended	S-1	333-169701	3.1	9/30/2011
4.4	Current Bylaws	S-1	333-169701	3.3	9/30/2011
5.1	Opinion and Consent of Counsel					X
23.1	Consent of Child, Van Wagoner & Bradshaw, PLLC, independent registered public accounting firm					X
23.2	Consent of Counsel (included in Exhibit No. 5.1)					—

Item 9.  Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i)           Include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)           Reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	Include any material or changed information with respect to the plan of distribution.

(2)          That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)          The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURE PAGE TO FOLLOW

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the Spokane, Washington on February 9, 2011.

Desert Hawk Gold Corp.

By	/s/ Robert E. Jorgensen
Robert E. Jorgensen, CEO

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Date: February 9, 2011	/s/ Robert E. Jorgensen
Robert E. Jorgensen, Director and Chief
Executive Officer (Principal executive,
Financial, and accounting officer)

Date: February 9, 2011	/s/ Rick Havenstrite
Rick Havenstrite, Director and President

Date: February 9, 2011	/s/ Robert E. Knecht
Robert E. Knecht, Director

Date: February 9, 2011	/s/ William McAndrews
William McAndrews, Director

Date: February 9, 2011	/s/ John P. Ryan
John P. Ryan, Director

Date: February 9, 2011	/s/ Eric L. Moe
Eric L. Moe, Director